Exhibit 10.40

LOAN AGREEMENT

This LOAN AGREEMENT (this “Agreement”) is dated as of July 1, 2024 (the “Effective Date”), among Innventure LLC, a Delaware limited liability company (the “Lender”) Aeroflexx, LLC, a Delaware limited liability company (the “Borrower”), and AeroFlexx Packaging Company, LLC, a Delaware limited liability company (the “Guarantor” and together with the Borrower, the “Loan Parties”),

WHEREAS, Lender has an equity interest in the Borrower;

WHEREAS, Prior to the Effective Date, Lender lent the Borrower an aggregate principal amount of $7,635,000 for working capital, which such interest-free loans have not been formally documented (such loans, the “Existing Term Loans”); and

WHEREAS, the parties desire to include the $7,635,000 outstanding principal of the Existing Term Loans (the “Outstanding Loan Amount”) as part of the Term Loans under this Agreement.

NEW THEREFORE, for good and valuable consideration and intending to be legally bound, the parties hereby agree as follows:

1.           ACCOUNTING AND OTHER TERMS

1.1        Accounting terms not defined in this Agreement shall be construed in accordance with GAAP.  Calculations and determinations must be made in accordance with GAAP.  Capitalized terms not otherwise defined in this Agreement shall have the meanings set forth in Section 13.  All other terms contained in this Agreement, unless otherwise indicated, shall have the meaning provided by the Code to the extent such terms are defined therein.  All references to “Dollars” or “$” are United States Dollars, unless otherwise noted.  Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented, restated, or otherwise modified (subject to any restrictions on such amendments, supplements, restatements or modifications set forth herein and in the other Loan Documents), (b) any reference herein to any law shall be construed as referring to such law as amended, modified, codified or reenacted, in whole or in part, and in effect from time to time and (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignment set forth herein and in the other Loan Documents) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof.  The word “or” is not exclusive.

2.           LOAN AND TERMS OF PAYMENT; OPTIONAL CONVERSION; GUARANTEE

2.1        Promise to Pay.  Subject to conversion of any Term Loan (as defined below) pursuant to Section 2.7, the Borrower hereby unconditionally promises to pay to the Lender the outstanding principal amount of the Term Loans (as defined below) and accrued and unpaid interest thereon and any other fees and other amounts due hereunder as and when due in accordance with this Agreement.

2.2         New Term Loans.

(a)        Delayed Draw Term Loans.  Subject to the terms and conditions of this Agreement, the Lender agrees to make term loans (the “New Term Loans”) to the Borrower from time to time until the Maturity Date in an aggregate amount of up to two million three hundred and sixty-five thousand dollars ($2,365,000).  The New Term Loans, together with the Existing Term Loan, are referred to herein as the “Term Loans.”   The aggregate principal amount of the Term Loans shall not exceed ten million dollars ($10,000,000).  No Term Loan shall be made in a principal amount of less than ten thousand Dollars ($10,000).

(b)         Borrowing Notice.  The requirements of the Lender to make any Term Loan shall be subject to the Lender’s receipt of irrevocable notice from the Borrower, given not later than 12:00 PM (New York, New York time) one (1) Business Day prior to the date of the proposed borrowing of such Term Loan (or such shorter period of time as the Lender may agree in its sole discretion). Each such irrevocable notice (a “Funding Notice”) shall be in writing, including by electronic communication, specifying therein the requested (i) date of such borrowing (the “Funding Date”), and (ii) aggregate amount of such borrowing (the “Borrowing Amount”).  Subject to the satisfaction of the applicable conditions set forth in Section 3.2, the Lender will make funds available in the Borrowing Amount on the Funding Date in accordance with the Funding Notice and the applicable Disbursement Letter, subject to the Lender having the funds available.

(c)         Repayment.  After any repayment of all or any portion of the Term Loans, the Term Loans may be re‑borrowed. All unpaid principal and accrued and unpaid interest with respect to the Term Loans is due and payable in full on the Maturity Date.  Unless converted pursuant to Section 2.7, the Term Loans may only be prepaid in accordance with Sections 2.2(d) and 2.2(e) or as the Borrower and the Lender may otherwise agree in writing.

(d)         Mandatory Prepayments.  If the Term Loans are accelerated following the occurrence of an Event of Default, the Borrower shall immediately pay to the Lender an amount equal to the sum of: (i) all outstanding principal of the Term Loans plus accrued and unpaid interest thereon the prepayment date (including all interest accrued in accordance with Section 2.3(b)), plus (ii) all other Obligations that are due and payable, including Lender’s Expenses.

(e)         Permitted Prepayment.  The Borrower shall have the option to prepay all or any portion of the Term Loans only upon prior written consent from the Lender.  Borrower shall (1) provide a written request to the Lender of its desire to prepay the Term Loans pursuant to this clause (i) at least ten (10) Business Days prior to such prepayment (or such shorter time as the Lender may agree to in its sole discretion), and (ii) upon Lender’s approval, pay to the Lender on the date of such prepayment listed in such request an amount equal to the sum of (A) the amount of the outstanding principal of the Term Loans the Borrower elected to prepay pursuant to such request, plus accrued and unpaid interest thereon through the prepayment date (including all interest accrued in accordance with Section 2.3(b)), plus (B) all other Obligations that are due and payable, including Lender’s Expenses.

2.3         Payment of Interest.

(a)         Interest Rate.  Subject to Section 2.3(b), the principal amount outstanding under the Term Loans shall accrue interest at a rate equal to the AFR applicable to such Term Loan, with the initial rate being the AFR as of the date the applicable Term Loan is issued with such rate adjusted thereafter on a quarterly basis to the then-applicable AFR. Interest shall accrue on the Term Loans commencing on, and including, the date such Term Loan is borrowed, and shall accrue on the principal amount outstanding under each Term Loan through and including the day on which such Term Loan is paid in full or converted pursuant to Section 2.7; provided that interest on each Existing Term Loan shall be deemed to have commenced accruing from the applicable date such Existing Term Loan was originally borrowed.

(b)         Default Rate. Immediately upon the occurrence and during the continuance of an Event of Default, the Obligations shall accrue interest at a per annum rate equal to the rate that is otherwise applicable thereto pursuant to the applicable Loan Document plus two percent (2%) (the “Default Rate”).  Payment or acceptance of the increased interest rate provided in this Section 2.3(b) is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of the Lender.

(c)          360‑Day Year.  Interest shall be computed on the basis of a three hundred sixty (360) day year, and the actual number of days elapsed.

(d)        Payments.  Except as otherwise expressly provided herein, all payments by the Borrower under the Loan Documents shall be made to the Lender, at the Lender’s office in immediately available funds on the date specified herein.  Payments of principal and/or interest received after 12:00 PM New York, New York time are considered received at the opening of business on the next Business Day.  When a payment is due on a day that is not a Business Day, the payment is due the next Business Day and additional fees or interest, as applicable, shall continue to accrue until paid. All payments to be made by the Borrower hereunder or under any other Loan Document, including payments of principal and interest, and all fees, expenses, indemnities and reimbursements, shall be made without set‑off, recoupment or counterclaim, in lawful money of the United States and in immediately available funds.

2.4         Notations.  The Borrower irrevocably authorizes the Lender to make or cause to be made, on or about the Effective Date or at the other time an appropriate notation in the Lender’s records reflecting the making of the Term Loans or (as the case may be) the receipt of any payment in respect thereof.  The outstanding amount of the Term Loans set forth in such records shall be prima facie evidence of the principal amount thereof owing and unpaid to the Lender, but the failure to record, or any error in so recording, any such amount in such records shall not limit or otherwise affect the obligations of the Borrower under any Loan Document to make payments of principal of or interest when due.

2.5         Fees and Expenses.  The Borrower shall pay to the Lender all Lender’s Expenses (including attorneys’ fees and expenses in connection with this Agreement) incurred through and after the Effective Date, when due.

2.6         Withholding.  Payments received by the Lender from the Borrower hereunder or under any other Loan Document will be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, or other charges in the nature of a tax imposed by any Governmental Authority (including any interest, additions to tax or penalties applicable thereto) (“Taxes”) unless required by applicable law.  Specifically, however, if at any time any Governmental Authority, applicable law, regulation or international agreement requires the Borrower to make any withholding or deduction from any such payment or other sum payable hereunder to the Lender on account of Indemnified Taxes, the Borrower hereby covenants and agrees that the amount due from the Borrower with respect to such payment or other sum payable hereunder with respect to Indemnified Taxes will be increased to the extent necessary to ensure that, after the making of such required withholding or deduction, the Lender receives a net sum equal to the sum which it would have received had no withholding or deduction been required and the Borrower shall pay the full amount withheld or deducted to the relevant Governmental Authority.  For purposes of the preceding sentence, “Indemnified Taxes” means all Taxes imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document other than (i) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (A) imposed as a result of the Lender being organized under the laws of, or having its principal office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (B) that are imposed as a result of a present or former connection between the Lender and the jurisdiction imposing such Tax (other than connections arising solely from the Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced this Agreement), (ii) withholding Taxes imposed on amounts payable pursuant to a law in effect on the date hereof; (iii) Taxes attributable to the Lender’s failure to comply with Section 2.6(B) and (iv) any withholding Taxes imposed under FATCA.  The Borrower will, upon request, furnish Lender with proof reasonably satisfactory to the Lender indicating that the Borrower has made such withholding payment on Indemnified Taxes; provided, however, that the Borrower need not make any withholding payment if the amount or validity of such withholding payment is contested in good faith by appropriate and timely proceedings and as to which payment in full is bonded or reserved against by the Borrower.  The agreements and obligations of the Borrower and the Lender contained in this Section 2.6 shall survive the termination of this Agreement.

2.7         Conversion.

(a)         Optional Conversion.  At the option of the Lender, in lieu of repayment pursuant to Section 2.2, all or a portion of the then-outstanding principal amount of the Term Loans and any unpaid accrued interest and any fees and expenses owed by the Borrower hereunder shall convert in whole into shares or units of Next Equity Securities at a price per share or unit equal to 100% of the price per share or unit of Next Equity Securities that are issued and sold by the Borrower in any Qualified Financing, with the same terms and conditions as the shares or units of Next Equity Securities that are issued and sold by the Borrower in such Qualified Financing (an “Optional Conversion”).

(b)         Mandatory Conversion.  From the effective date of the Camber Road Lease (i.e., August 11, 2022) through the Effective Date, Borrower has raised an aggregate of two million seven hundred and fifty thousand dollars ($2,750,000) in equity financing, including two million dollars ($2,000,000) funded by Lender prior to the Effective Date.  In order to reach a milestone of ten million dollars ($10,000,000) in aggregate equity financing raised since the effective date of the Camber Road Lease, Borrower intends to raise an additional seven million two hundred and fifty thousand dollars ($7,250,000) in equity financing (such amount the “Additional Equity Raise Target Amount”).  “Equity Deficit” means an amount equal to the difference, if such number is a positive number, of (i) the Additional Equity Raise Target Amount minus (2) the aggregate amount of equity financing received by the Borrower between the Effective Date and January 1, 2025 (including through any option conversion in accordance with Section 2.7).  In the event that by January 1, 2025, the Borrower has not received an aggregate of equity financing equal to or exceeding the Additional Equity Raise Amount, then on January 2, 2025, such principal amount of then-outstanding Term Loans owed by the Borrower hereunder and the unpaid accrued interest thereon as together equals the Equity Deficit shall automatically convert into Class D preferred units of the Borrower at the same price per unit and on the same terms and conditions as the Class D preferred unit of the Borrower purchased by Lender prior to the Effective Date (a “Mandatory Conversion”).  .

(c)          General Conversion Terms.  No fractional shares of capital stock or units of the Borrower will be issued upon an Optional Conversion or a Mandatory Conversion.  In lieu of any fractional share to which the Lender would otherwise be entitled, the Borrower will pay to the Lender, in cash, the amount of the unconverted principal amount and any accrued but unpaid interest then outstanding under the Term Loans that would otherwise be converted into such fractional share.  Upon an Optional or a Mandatory Conversion, at its expense, the Borrower will, as soon as practicable thereafter, issue and deliver to the Lender a certificate or certificates for the number of shares or units to which the Lender is entitled upon such Conversion (if such shares or units are certificate), together with any other securities and property to which the Lender is entitled upon such Optional or Mandatory Conversion under the terms of this Agreement, including a wire transfer or check payable to the Lender for any cash amounts payable as described herein.  Upon an Optional or a Mandatory Conversion of all or a portion of the Term Loans, the Borrower will be forever released from all of its obligations and liabilities under this Agreement with regard to that portion of the Term Loans being converted, including without limitation the obligation to pay such portion of the principal amount of such Term Loans.

2.8         Guarantee.

(a)        The Guarantor hereby absolutely, unconditionally and irrevocably guarantees (the “Guarantee”) to the Lender the due and timely payment, observance, performance and discharge of the obligations of the Borrower under this Agreement (the “Guaranteed Obligations”).

(b)        This Guarantee is a continuing guarantee of payment, not of collection, and the liability of the Guarantor pursuant to the Guarantee shall be absolute, irrevocable, unaffected by and unconditional irrespective of, and the Guaranteed Obligations of the Guarantor shall not be released or discharged in whole or in part, or otherwise affected by:

(i)          any change in the legal existence, structure or ownership of the Borrower, the Guarantor or any other Person or any insolvency, bankruptcy, liquidation, reorganization or other similar proceeding affecting the Borrower, the Guarantor or any other Person or their respective assets;

(ii)         any waiver, amendment, rescission or modification of this Agreement, or change in the time, manner, place or terms of payment or performance, or any change or extension of the time of payment or performance, renewal or alteration of, the Guaranteed Obligations;

(iii)         the existence of any claim, set off or other right that the Guarantor may have at any time against the Lender, whether in connection with the Guaranteed Obligations or otherwise;

(iv)         the failure or delay on the part of the Lender to assert any claim or demand or to enforce any right or remedy against the Borrower, the Guarantor or any other Person;

(v)          the addition, substitution or release of any Person now or hereafter liable for the Guaranteed Obligations;

(vi)         the adequacy of any other means the Lender may have of obtaining payment of the Guaranteed Obligations;

(vii)        any other act or omission that may or would vary the risk of the Borrower or discharge the Borrower as a matter of law or equity (other than payment of the Guaranteed Obligations in full); or

(viii)       any absence of any notice to, or knowledge by, the Guarantor of the existence or occurrence of any of the matters or events set forth in the foregoing clauses (i) through (vii).

(c)        To the fullest extent permitted by law, the Guarantors hereby waive (i) any and all notice of the creation, renewal, extension or accrual of the Guaranteed Obligations and notice of or proof of reliance by the Lender upon the Guarantee or acceptance of the Guarantee, (ii) any right or defense arising by reason of any law that would require election of remedies by the Lender, promptness, diligence, presentment, demand for payment, protest, default, dishonor and any notice of acceptance of the Guarantee and of the Guaranteed Obligations, notice of any obligations incurred and other notices of any kind not provided for herein, (iii) all defenses which may be available by virtue of any valuation, stay, moratorium law or other similar law now or hereafter in effect, any right to require the marshalling of assets of the Borrower or any other Person now or hereafter liable with respect to any of the Guaranteed Obligations or otherwise interested in the transactions contemplated by this Agreement and all suretyship defenses generally.  Guarantor hereby acknowledges that it will receive substantial direct and indirect benefits from the transactions contemplated by this Agreement and that the Guarantee, including the waivers set forth in the Guarantee, are knowingly made in contemplation of such benefits. Guarantor acknowledges that the Lender is entering into this Agreement in reliance on the Guarantee.

3.           CONDITIONS OF LOANS

3.1         Conditions Precedent to this Agreement.  The effectiveness of this Agreement is subject to the condition precedent that the Lender shall consent to or shall have received, in form and substance satisfactory to the Lender, each of the following (unless waived in writing by the Lender):

(a)          the Loan Documents, each duly executed by the Borrower, the Guarantor and the Lender; and

(b)          any other documents or instruments requested by the Lender in connection with this Agreement.

3.2        Conditions Precedent to Each Term Loan.  The Lender’s obligation to make any Term Loan is subject to the condition precedent that the Lender shall consent to or shall have received, in form and substance satisfactory to the Lender, the following (unless waived in writing by the Lender):

(a)         a Disbursement Letter with respect to such Term Loan;

(b)         a Funding Notice with respect to such Term Loan;

(c)         the representations and warranties made by the Loan Parties in Section 5 of this Agreement and in the other Loan Documents shall be true and correct in all respects as of the date hereof, except to the extent made as of a specific date, which representations and warranties shall be true and correct in all respects as of such specific date;

(d)         no event or condition shall have occurred that would constitute a Default or an Event of Default under this Agreement or any other Loan Document;

(e)         the Loan Parties shall be in compliance with the covenants and requirements contained in Sections 6 and 7 of this Agreement;

(f)          in Lender’s sole discretion, there has not been any Material Adverse Change since the Effective Date; and

(g)         payment of the fees and Lender’s Expenses then due as specified in Section 2.5 hereof.

4.           [RESERVED]

5.           REPRESENTATIONS AND WARRANTIES

Each Loan Party represents and warrants to the Lender as follows:

5.1        Due Organization, Authorization: Power and Authority.  Subject to Section 6.7, the Borrower has no Subsidiaries other than the Guarantor.  Each Loan Party is duly existing and in good standing as a Registered Organization in Delaware and each Loan Party is qualified and licensed to do business and is in good standing in any jurisdiction in which the conduct of its businesses or its ownership of property requires that it be qualified except where the failure to do so could not reasonably be expected to have a Material Adverse Change.

The execution, delivery and performance by each Loan Party of the Loan Documents have been duly authorized, and do not (i) conflict with any of such Loan Party’s organizational documents, including its respective Operating Documents, (ii) contravene, conflict with, constitute a default under or violate any material Requirement of Law applicable thereto, (iii) contravene, conflict or violate any applicable order, writ, judgment, injunction, decree, determination or award of any Governmental Authority by which such Loan Party, or any of its property or assets may be bound or affected, (iv) require any action by, filing, registration, or qualification with, or Governmental Approval from, any Governmental Authority (except such Governmental Approvals which have already been obtained and are in full force and effect), or (v) constitute an event of default under any material agreement or exclusivity agreement by which such Loan Party, or its properties, is bound.  No Loan Party is in default under any agreement to which it is a party or by which it or any of its assets is bound in which such default could reasonably be expected to have a Material Adverse Change.

5.2         Use of Proceeds.  The Loan Parties shall use the proceeds of the Term Loans for general business purposes, including to fund its current working capital needs, and as may otherwise be agreed to by the Lender in accordance with the provisions of this Agreement.

6.           AFFIRMATIVE COVENANTS

Each Loan Party shall do all of the following:

6.1         Government Compliance.

(a)        Maintain its legal existence and good standing in its jurisdiction of organization and maintain qualification in each other jurisdiction in which the failure to so qualify could reasonably be expected to have a Material Adverse Change.  Comply with all laws, ordinances and regulations to which each Loan Party is subject, the noncompliance with which could reasonably be expected to have a Material Adverse Change.

(b)         Obtain and keep in full force and effect all of the material Governmental Approvals necessary for the performance by each Loan Party of its businesses and obligations under the Loan Documents.

6.2         Financial Statements, Reports, Certificates.

(a)         Deliver to the Lender:

(i)          as soon as available, but no later than five (5)  days after the last day of each fiscal quarter, a company prepared balance sheet, income statement and cash flow statement (including actuals to budget comparison), covering the operations of the Loan Parties for such fiscal quarter and comparisons to the same period for the prior fiscal year, certified by a Responsible Officer and in a form reasonably acceptable to the Lender;

(ii)          as soon as available, but no later than June 30th of each fiscal year, commencing with the fiscal year ending December 31, 2024, audited balance sheet, income statement and cash flow statement, covering the operations of the Loan Parties for such fiscal year and comparisons to the prior fiscal year, prepared under GAAP, consistently applied, together with an unqualified opinion on the financial statements from an independent certified public accounting firm reasonably acceptable to the Lender;

(iii)         as soon as available after approval thereof by the governing body of the Borrower, but no later than November 30th, the Borrower’s annual financial projections for the next fiscal year as approved by the Borrower’s governing body, such annual financial projections to be set forth in a month‑by‑month format (such annual financial projections as originally delivered to the Lender are referred to herein as the “Annual Projections”); provided, that any revisions of the Annual Projections approved by the Borrower’s governing body shall be delivered to the Lender no later than seven (7) days after such approval;

(iv)        within five (5) days of delivery, copies of all statements, reports and notices made available to any Loan Party’s security holders or holders of Indebtedness (other than any such statements, reports and notices that are substantially similar to the type delivered to the Lender under the Loan Documents);

(v)          in the event that any Loan Party becomes subject to the reporting requirements under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), within five (5) days of filing, all reports on Form 10‑K, 10‑Q and 8‑K filed with the Securities and Exchange Commission;

(vi)        as soon as available, but no later than five (5) Business Days after the same are sent or received, copies of all material correspondence, reports, documents and other filings with any Governmental Authority that could reasonably be expected to have a Material Adverse Change;

(vii)        as soon as practicable, any information regarding any proposed changes to, or errors identified, in any balance sheet, income statement and cash flow statement previously delivered to the Lender, with any such changes to be recorded by the Loan Parties only following approval of such changes by the Lender

(viii)     any other information as requested by the Lender related to the business (including without limitation prospective business) of the Loan Parties, its assets or its control procedures, including any information that the Lender believes is necessary or appropriate in light of any obligations of Lender pursuant to any law, rule or regulation, including the Exchange Act.

(b)         Concurrently with the delivery of the financial statements specified in Section 6.2(a)(i) or (ii) above, deliver to the Lender a duly completed Compliance Certificate signed by a Responsible Officer.

(c)         Keep proper books of record and account in accordance with GAAP in all material respects, in which full, true and correct entries in all material respects shall be made of all dealings and transactions in relation to its business and activities.  Each Loan Party shall allow, at the sole cost of such Loan Party, the Lender to visit and inspect any of its properties, to examine and make abstracts or copies from any of its books and records, and to conduct a collateral audit and analysis of its operations and its assets.  Such audits shall be conducted no more often than once every twelve (12) months unless (and more frequently if) an Event of Default has occurred and is continuing.

6.3        Taxes; Pensions.  Timely file or obtain extensions for filing all required tax returns and reports and timely pay all foreign, federal, state and local Taxes owed by each Loan Party, and shall deliver to the Lender, on demand, appropriate certificates attesting to such payments, and pay all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with the terms of such plans.

6.4         Insurance.

(a)         Keep each Loan Party’s business and its assets insured for risks and in amounts standard for companies in such Loan Party’s industry and location and as the Lender may reasonably request.  Insurance policies required by this clause (a) shall be in a form, with companies, and in amounts that are reasonably satisfactory to the Lender.  At the Lender’s request, all property policies required by this clause (a) shall have a lender’s loss payable endorsement showing Lender as the Lender loss payee and waive subrogation against Lender, and all liability policies shall show, or have endorsements showing, the Lender, as additional insured.

(b)         At the Lender’s request, each Loan Party shall deliver certified copies of policies and evidence of all premium payments of the policies required by this Section 6.4.  If any Loan Party fails to obtain insurance as required under this Section 6.4 or to pay any amount or furnish any required proof of payment to third persons, the Lender may make, at such Loan Party’s expense, all or part of such payment or obtain such insurance policies required in this Section 6.4, and take any action under the policies as the Lender deems prudent.

6.5        Protection of Intellectual Property Rights.  Each Loan Party shall: (a) use commercially reasonable efforts to protect, defend and maintain the validity and enforceability of its Intellectual Property; (b) promptly advise Lender in writing after any Loan Party obtains knowledge of infringement by a third party of its Intellectual Property; and (c) not allow any Intellectual Property to be abandoned, forfeited or dedicated to the public, unless such Intellectual Property is of negligible economic value and is no longer used or useful in such Loan Party’s business.

6.6         Notices of Litigation and Default.  Each Loan Party will give prompt written notice to the Lender of any litigation or governmental proceedings pending or threatened (in writing) against such Loan Party, which could reasonably be expected to result in damages or costs to such Loan Party of Fifty Thousand Dollars ($50,000) or more or which could reasonably be expected to have a Material Adverse Change.  Without limiting or contradicting any other more specific provision of this Agreement, promptly (and in any event within five (5) Business Days) upon such Loan Party becoming aware of the existence of any Default or Event of Default, such Loan Party shall give written notice to the Lender of such occurrence, which such notice shall include a reasonably detailed description of such Default or Event of Default.

6.7        Creation/Acquisition of Subsidiaries.  In the event any Loan Party creates or acquires any Subsidiary, such Loan Party shall take all such action as may be reasonably required by the Lender to cause each such Subsidiary to guarantee the Obligations of the Borrower under the Loan Documents.

7.           NEGATIVE COVENANTS

Each Loan Party shall not do any of the following without the prior written consent of the Lender:

7.1         Dispositions.  Convey, sell, lease, transfer, assign, or otherwise dispose of (collectively, “Transfer”) all or any part of its business or property, except for Transfers (a) of Inventory in the ordinary course of business; (b) of worn out or obsolete Equipment; (c) in connection with Permitted Liens and Permitted Investments, or (d) of other assets of any Loan Party that do not in the aggregate exceed Twenty-Five Thousand Dollars ($25,000) during any fiscal year.

7.2        Changes in Business, Ownership, or Business Locations.  (a) Engage in any business other than the businesses engaged in by each Loan Party as of the Effective Date or reasonably related thereto; (b) liquidate or dissolve; or (c) enter into any transaction or series of related transactions in which the equity holders of such Loan Party who were not equity holders immediately prior to the first such transaction own more than a majority of the voting stock of such Loan Party immediately after giving effect to such transaction or related series of such transactions.  Each Loan Party shall not, without at least thirty (30) days’ prior written notice to the Lender: (A) change its jurisdiction of organization, (B) change its organizational structure or type, or (C) change its legal name.

7.3         Mergers or Acquisitions.  Merge or consolidate with any other Person, or acquire all or substantially all of the capital stock, shares, equity or property of another Person.

7.4         Indebtedness.  Create, incur, assume, or be liable for any Indebtedness other than Permitted Indebtedness.  Notwithstanding anything contained in any balance sheet, income statement and cash flow statement in this Agreement or any other Document to the contrary, the Loan Parties will not permit any Indebtedness of any Loan Party to be senior in right of payment or performance to the Term Loans other than the Camber Road Lease and the Auto Now Loan.

7.5         Encumbrance.  Create, incur, allow, or suffer any Lien on any of its property, or assign or convey any right to receive income, except for Permitted Liens.  Notwithstanding anything contained in this Agreement or any other Document to the contrary, the Loan Parties will not permit to exist any Liens on any property of any Loan Party to be senior in priority to the Lender’s Liens, other than Permitted Liens which are permitted to have priority in accordance with the terms of this Agreement.

7.6         Distributions; Investments. Unless otherwise agreed to in writing by the Lender, (a) pay any dividends (other than dividends payable solely in equity) or make any distribution or payment in respect of or redeem, retire or purchase any equity, except that the each Loan Party may (i) repurchase the equity of former employees pursuant to equity repurchase agreements in an aggregate amount not to exceed Fifty Thousand Dollars ($50,000) in any fiscal year, so long as a Default or Event of Default does not exist immediately prior to such repurchase or would not exist immediately after giving effect to such repurchase, (ii) repurchase the equity of former employees pursuant to equity repurchase agreements by the cancellation of Indebtedness owed by such former employees to such Loan Party and (iii) pay any other dividends in an aggregate amount not to exceed Fifty Thousand Dollars ($50,000) in any fiscal year, so long as a Default or an Event of Default does not exist immediately prior to such repurchase or would not exist immediately after giving effect to such repurchase, or (b) directly or indirectly make any Investment other than Permitted Investments.

7.7        Transactions with Affiliates.  Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of any Loan Party other than the Lender, except for (a) transactions that are in the ordinary course of such Loan Party’s business, upon fair and reasonable terms that are no less favorable to such Loan Party than would be obtained in an arm’s length transaction with a non‑affiliated Person, and (b) transactions constituting bona fide equity financings for capital raising purposes by such Loan Party’s investors.

7.8        Subordinated Debt.  (a) Incur any Subordinated Debt after the Effective Date without the prior written consent of the Lender, (b) make or permit any payment on any Subordinated Debt, except to the extent permitted by the terms of the subordination, intercreditor or similar agreement to which such Subordinated Debt is subject, or (c) amend any provision in any document relating to the Subordinated Debt except to the extent permitted by the terms of the subordination, intercreditor or similar agreement to which such Subordinated Debt is subject.

7.9         Compliance.  Become an “investment company” or a company controlled by an “investment company”, under the Investment Company Act of 1940, as amended, or undertake as one of its important activities extending credit to purchase or carry margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System), or use the proceeds of the Term Loans for that purpose; fail to meet the minimum funding requirements of ERISA, permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur; fail to comply with the Federal Fair Labor Standards Act or violate any other law or regulation (other than the Federal Law Violation), if the violation could reasonably be expected to have a Material Adverse Change; withdraw from participation in, permit partial or complete termination of, or permit the occurrence of any other event with respect to, any present pension, profit sharing and deferred compensation plan which could reasonably be expected to result in any liability of any Loan Party, including any such liability to the Pension Benefit Guaranty Corporation or its successors or any other Governmental Authority.

7.10       Compliance with Anti‑Terrorism Laws.  Each Loan Party shall not, and shall not permit any Affiliate to, directly or indirectly, knowingly enter into any documents, instruments, agreements or contracts with any Person listed on the OFAC Lists.  Each Loan Party shall not, and shall not permit any Affiliate to, directly or indirectly, (i) conduct any business or engage in any transaction or dealing with any Blocked Person, including, without limitation, the making or receiving of any contribution of funds, goods or services to or for the benefit of any Blocked Person, (ii) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224 or any similar executive order or other Anti‑Terrorism Law, or (iii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in Executive Order No. 13224 or other Anti‑Terrorism Law.

8.            EVENTS OF DEFAULT

Any one of the following shall constitute an event of default (an “Event of Default”) under this Agreement:

8.1         Payment Default.

(a)         The Borrower fails to make any payment of principal on the Term Loans when and as due (whether on the Maturity Date, the date of acceleration pursuant to Section 9.1(a) hereof or otherwise);

(b)         The Borrower fails to make any payment of any other Obligations (other than PIK Interest) when and as due (whether on the Maturity Date, the date of acceleration pursuant to Section 9.1(a) hereof or otherwise), and such default continues for five (5) Business Days;

8.2         Covenant Default.

(a)         Any Loan Party fails or neglects to perform any obligation in Sections 6.2 (Financial Statements, Reports, Certificates), 6.3 (Taxes; Pensions), 6.4 (Insurance), 6.6 (Notice of Litigation and Default) or 6.7 (Creation/Acquisition of Subsidiaries) or any Loan Party violates any covenant in Section 7;

(b)         Any Loan Party fails or neglects to perform, keep, or observe any other term, provision, condition, covenant or agreement contained in this Agreement or any Loan Documents, and as to any default (other than those specified in this Section 8) under such other term, provision, condition, covenant or agreement that can be cured, has failed to cure the default within five (5) Business Days;

8.3         Material Adverse Change.  A Material Adverse Change occurs;

8.4         Attachment; Levy; Restraint on Business.

(a)         (i) The service of process seeking to attach, by trustee or similar process, any funds of any Loan Party or of any entity under control of any Loan Party on deposit with any bank or other institution at which any Loan Party maintains a deposit account, or (ii) a notice of lien, levy, or assessment is filed against any Loan Party or its assets by any government agency, and the same under subclauses (i) and (ii) hereof are not, within ten (10) days after the occurrence thereof, discharged or stayed (whether through the posting of a bond or otherwise); and

(b)          (i) any material portion of any Loan Party’s assets is attached, seized, levied on, or comes into possession of a trustee or receiver, or (ii) any court order enjoins, restrains, or prevents the any Loan Party from conducting any part of its business;

8.5         Insolvency.  (a) Any Loan Party is or becomes Insolvent; (b) any Loan Party begins an Insolvency Proceeding; or (c) an Insolvency Proceeding is begun against any Loan Party and not dismissed or stayed within forty‑five (45) days;

8.6         Other Agreements.  There is a default under any agreement to which any Loan Party is a party with a third party or parties resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount in excess of Fifty Thousand Dollars ($50,000) or that could reasonably be expected to have a Material Adverse Change;

8.7         Judgments.  One or more final and non-appealable judgments, orders, or decrees for the payment of money in an amount, individually or in the aggregate, of at least Fifty Thousand Dollars ($50,000) (not covered by independent third‑party insurance as to which liability has been accepted by such insurance carrier) shall be rendered against any Loan Party and shall remain unsatisfied, unvacated, or unstayed for a period of ten (10) days after the entry thereof;

8.8        Misrepresentations.  Any Loan Party or any Person acting for any Loan Party makes any representation, warranty, or other statement now or later in this Agreement, any Loan Document or in any writing delivered to the Lender or to induce Lender to enter this Agreement or any Loan Document, and such representation, warranty, or other statement is incorrect in any material respect when made;

8.9         Subordinated Debt. A default or breach occurs under any subordination, intercreditor or similar agreement between any Loan Party and any applicable creditor of such Loan Party party to such agreement, and such agreement subordinates obligations of such Loan Party to the Obligations, and such default or breach was caused by such creditor or such Loan Party.

8.10       Governmental Approvals.  Any Governmental Approval shall have been revoked, rescinded, suspended, modified in an adverse manner, or not renewed in the ordinary course for a full term and such revocation, rescission, suspension, modification or non‑renewal has resulted in or could reasonably be expected to result in a Material Adverse Change; or

8.11       Change in Control.  The owners of the voting stock, units and other voting interests of each Loan Party on the Effective Date fail to own a majority of the voting stock and such other voting interests of such Loan Party.

9.           RIGHTS AND REMEDIES

9.1         Rights and Remedies.

(a)        Upon the occurrence and during the continuance of an Event of Default, the Lender may, without notice or demand, do any or all of the following: (i) deliver notice of the Event of Default to the Borrower, (ii) by notice to the Borrower declare all Obligations immediately due and payable (but if an Event of Default described in either Section 8.4 or Section 8.5 occurs, all Obligations shall be immediately due and payable without any action by the Lender) or (iii) by notice to the Borrower suspend or terminate the obligations, if any, of the Lender to advance money or extend credit for Borrower’s benefit under this Agreement or under any other agreement between the Borrower and Lender (but if an Event of Default described in either Section 8.4 or Section 8.5 occurs, all obligations, if any, of the Lender to advance money or extend credit for Borrower’s benefit under this Agreement or under any other agreement between the Borrower and Lender shall be immediately terminated without any action by the Lender).

(b)         Without limiting the rights of the Lender set forth in Section 9.1(a) above, upon the occurrence and during the continuance of an Event of Default, the Lender shall have the right, without notice or demand, to do any or all of the following:

(i)           apply to the Obligations any (a) balances and deposits of the Borrower that the Lender holds or controls, or (b) any amount held or controlled by the Lender owing to or for the credit or the account of the Borrower; and/or

(ii)          commence and prosecute an Insolvency Proceeding or consent to the Borrower commencing any Insolvency Proceeding.

(c)          Without limiting the rights of the Lender set forth in Sections 9.1(a) and (b) above, upon the occurrence and during the continuance of an Event of Default, the Lender shall have the right, without notice or demand, to do any or all of the following:

(i)           settle or adjust disputes and claims for amounts on terms and in any order that the Lender considers advisable and verify the amount of such account;

(ii)          Each Loan Party grants Lender a license to enter and occupy any of its premises, without charge, to exercise any of the Lender’s rights or remedies;

(iii)         demand and receive possession of each Loan Party’s Books; and

(iv)         subject to clauses 9.1(a) and (b), exercise all rights and remedies available to the Lender under the Loan Documents or at law or equity.

9.2         Protective Payments.  If any Loan Party fails to obtain the insurance called for by Section 6.4 or fails to pay any premium thereon or fails to pay any other amount which such Loan Party is obligated to pay under this Agreement or any other Loan Document, the Lender may obtain such insurance or make such payment, and all amounts so paid by the Lender are Lender’s Expenses and immediately due and payable, bearing interest at the Default Rate.

9.3         Application of Payments and Proceeds.  Notwithstanding anything to the contrary contained in this Agreement, upon the occurrence and during the continuance of an Event of Default, (a) the Borrower irrevocably waives the right to direct the application of any and all payments at any time or times thereafter received by the Lender from or on behalf of the Borrower of all or any part of the Obligations, and, as between the Borrower on the one hand and the Lender on the other, the Lender shall have the continuing and exclusive right to apply and to reapply any and all payments received against the Obligations in such manner as the Lender may deem advisable notwithstanding any previous application by the Lender.  Any balance remaining shall be delivered to the Borrower or to whoever may be lawfully entitled to receive such balance or as a court of competent jurisdiction may direct.  In carrying out the foregoing, amounts received shall be applied in the numerical order provided until exhausted prior to the application to the next succeeding category.

9.4        No Waiver; Remedies Cumulative.  Failure by the Lender, at any time or times, to require strict performance by the Loan Parties of any provision of this Agreement or any other Loan Document shall not waive, affect, or diminish any right of the Lender thereafter to demand strict performance and compliance herewith or therewith.  No waiver hereunder shall be effective unless signed by the Lender and then is only effective for the specific instance and purpose for which it is given.  The rights and remedies of the Lender under this Agreement and the other Loan Documents are cumulative.  The Lender shall have all rights and remedies provided under the Code, by any applicable law, or in equity.  The exercise by the Lender of one right or remedy is not an election, and Lender’s waiver of any Event of Default is not a continuing waiver.  The Lender’s delay in exercising any remedy is not a waiver, election, or acquiescence.

9.5         Demand Waiver.  Each Loan Party waives, to the fullest extent permitted by law, demand, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees held by the Lender on which such Loan Party is liable.

10.          NOTICES

All notices, consents, requests, approvals, demands, or other communication (collectively, “Communication”) by any party to this Agreement or any other Loan Document must be in writing and shall be deemed to have been validly served, given, or delivered: (a) upon the earlier of actual receipt and three (3) Business Days after deposit in the U.S. mail, first class, registered or certified mail return receipt requested, with proper postage prepaid; (b) when sent by confirmed facsimile or email if sent during normal business hours of the recipient; (c) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid, specifying next day delivery, with written verification of receipt; or (d) when delivered, if hand‑delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address, facsimile number, or email address indicated below.  Any of the Lender or the Loan Parties may change its mailing address or facsimile number by giving the other party written notice thereof in accordance with the terms of this Section 10.

If to the Loan Parties:	AeroFlexx, LLC
8511 Trade Center Drive, Suite 350 West
Chester, OH 450
Attention: Andy Meyer
Phone: 513-881-7040
Email: ameyer@aeroflexx.com

If to the Lender:	Innventure LLC
6900 Tavistock Lakes Blvd, Suite 400
Orlando, FL 32827
Attention: Gregory W. Haskell
Phone: 321-431-4498
Email: Bhaskell@innventure.com

11.          CHOICE OF LAW, VENUE AND JURY TRIAL WAIVER

The laws of the State of New York govern the Loan Documents.  Each party hereto submits to the exclusive jurisdiction of any New York State or federal court sitting in the Borough of Manhattan, The City of New York.  NOTWITHSTANDING THE FOREGOING, THE LENDER SHALL HAVE THE RIGHT TO BRING ANY ACTION OR PROCEEDING AGAINST ANY LOAN PARTY OR ITS PROPERTY IN THE COURTS OF ANY OTHER JURISDICTION THAT THE LENDER DEEMS NECESSARY OR APPROPRIATE TO REALIZE ON THE COLLATERAL OR TO OTHERWISE ENFORCE THE LENDER’S RIGHTS AGAINST ANY LOAN PARTY OR ITS PROPERTY.  Each Loan Party expressly submits and consents in advance to such jurisdiction in any action or suit commenced in any such court, and each Loan Party hereby waives any objection that it may have based upon lack of personal jurisdiction, improper venue, or forum non conveniens and hereby consents to the granting of such legal or equitable relief as is deemed appropriate by such court.  Each Loan Party hereby waives personal service of the summons, complaints, and other process issued in such action or suit and agrees that service of such summons, complaints, and other process may be made by registered or certified mail addressed to such Loan Party at the address set forth in, or subsequently provided by such Loan Party in accordance with, Section 10 of this Agreement and that service so made shall be deemed completed upon the earlier to occur of such Loan Party’s actual receipt thereof or three (3) days after deposit in the U.S. mails, first class, registered or certified mail return receipt requested, proper postage prepaid.

TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH LOAN PARTY AND THE LENDER EACH WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE LOAN DOCUMENTS OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR EACH PARTY TO ENTER INTO THIS AGREEMENT.  EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.

This Section 11 shall survive any termination of this Agreement and the other Loan Documents, and the payment in full of the Obligations.

12.          GENERAL PROVISIONS

12.1       Successors and Assigns. This Agreement binds and is for the benefit of the successors and permitted assigns of each party.  The Loan Parties may not transfer, pledge or assign this Agreement or any rights or obligations under it without the Lender’s prior written consent (which may be granted or withheld in Lender’s discretion).  The Lender has the right, without the consent of or notice to any Loan Party, to (1) sell, transfer, assign, pledge, or negotiate to one Person all of its interests in, or (2) if an Event of Default then exists, to sell, transfer, assign, pledge, negotiate, or grant participation, to one or more Persons all or any part of or any interest in (any such sale, transfer, assignment, negotiation, or grant of a participation, a “Lender Transfer”), the Lender’s obligations, rights, and benefits under this Agreement and the other Loan Documents; provided, that prior to more than one Person holding any interest in Lender’s obligations, rights or benefits under this Agreement and the other Loan Documents, the parties hereto will amend this Agreement to provide for customary provisions that require only majority lender vote (or affected lender vote as customary) in respect of any amendment, supplement, consent or modification of any Loan Document.

12.2      Indemnification.  Each Loan Party agrees to indemnify, defend and hold Lender, its Subsidiaries and its Affiliates, and any of its or their respective directors, officers, employees, agents, attorneys, or any other Person affiliated with or representing Lender (each, an “Indemnified Person”) harmless against:  (a) all obligations, demands, claims, and liabilities (collectively, “Claims”) asserted by any other party in connection with, related to, following, or arising from, out of or under, the transactions contemplated by the Loan Documents; and (b) all losses or Lender’s Expenses incurred, or paid by Indemnified Person in connection with, related to, following, or arising from, out of or under, the transactions contemplated by the Loan Documents between Lender, and/or Lender and any Loan Party (including reasonable and documented out-of-pocket attorneys’ fees and expenses), except for Claims and/or losses directly caused by such Indemnified Person’s gross negligence or willful misconduct.  Each Loan Party hereby further indemnifies, defends and holds each Indemnified Person harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including the reasonable and documented out-of-pocket fees and disbursements of counsel for such Indemnified Person) in connection with any investigative, response, remedial, administrative or judicial matter or proceeding, whether or not such Indemnified Person shall be designated a party thereto and including any such proceeding initiated by or on behalf of any Loan Party, and the expenses of investigation by engineers, environmental consultants and similar technical personnel and any commission, fee or compensation claimed by any broker (other than any broker retained by the Lender) asserting any right to payment for the transactions contemplated hereby which may be imposed on, incurred by or asserted against such Indemnified Person as a result of or in connection with the transactions contemplated hereby and the use or intended use of the proceeds of the loan proceeds except for liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements directly caused by such Indemnified Person’s gross negligence or willful misconduct.

12.3       Time of Essence.  Time is of the essence for the performance of all Obligations in this Agreement.

12.4       Severability of Provisions.  Each provision of this Agreement is severable from every other provision in determining the enforceability of any provision.

12.5       Amendments in Writing; Integration.   No amendment, modification, termination or waiver of any provision of this Agreement or any other Loan Document, no approval or consent thereunder, or any consent to any departure by any Loan Party therefrom, shall in any event be effective unless the same shall be in writing and signed by the Lender and the Loan Parties.  This Agreement and the Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements.  All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of this Agreement and the Loan Documents merge into this Agreement and the Loan Documents.

12.6      Counterparts.  This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, is an original, and all taken together, constitute one Agreement.  Delivery of an executed counterpart of a signature page of this Agreement by facsimile, email, pdf or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement.  The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to any document to be signed in connection with this Agreement and the transactions contemplated hereby shall be deemed to include electronic signatures (including any electronic signature covered by the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable law, e.g., www.docusign.com), electronic deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided, that nothing herein shall require the Lender to accept electronic signatures in any form or format without its prior written consent.

12.7       Survival.  All covenants, representations and warranties made in this Agreement continue in full force and effect until this Agreement has terminated pursuant to its terms and all Obligations (other than inchoate indemnity obligations and any other obligations which, by their terms, are to survive the termination of this Agreement) have been indefeasibly satisfied.  The obligation of the Loan Parties to pay Lender’s Expenses in Section 2.5, to indemnify the Lender in Section 12.2, as well as the confidentiality provisions in Section 12.8 below, shall survive any termination of this Agreement and the other Loan Documents, and the payment in full of the Obligations.

12.8      Confidentiality.  In handling any confidential information of the Loan Parties, the Lender shall exercise the same degree of care that it exercises for their own proprietary information, but disclosure of information may be made: (a)  to the Lender’s Subsidiaries or Affiliates, to the officers, directors, advisors or other representatives of the Lender, any of the Lender’s Subsidiaries or any of the Lender’s Affiliates, or in connection with the Lender’s own financing or securitization transactions and upon the occurrence of a default, event of default or similar occurrence with respect to such financing or securitization transaction; (b) to prospective transferees (other than those identified in (a) above) or purchasers of any interest in the Term Loans (provided, however, the Lender shall inform any prospective transferee or purchaser of its obligation to keep information of the Loan Parties confidential and, except upon the occurrence and during the continuance of an Event of Default, obtain such prospective transferee’s or purchaser’s agreement to the terms of this provision or to similar confidentiality terms); (c) as required by law, regulation, subpoena, or other order; (d) to the Lender’s regulators or as otherwise required in connection with an examination or audit; (e) as the Lender reasonably considers appropriate in exercising remedies under the Loan Documents; and (f) to third party service providers of the Lender so long as such service providers have executed a confidentiality agreement with the Lender with terms no less restrictive than those contained herein. Confidential information does not include information that either: (i) is in the public domain or in Lender’s possession when disclosed to the Lender, or becomes part of the public domain after disclosure to the Lender; or (ii) is disclosed to the Lender by a third party.  The Lender may use confidential information for all purposes related to the administration of this Agreement and its rights as a secured lender, including, without limitation, for the development of client databases, reporting purposes, and market analysis.  The provisions of the immediately preceding sentence shall survive the termination of this Agreement.

12.9      Right of Set Off.  Each Loan Party hereby grants to the Lender a right of set off as security for all Obligations to the Lender hereunder, whether now existing or hereafter arising upon and against all deposits, credits, and property, now or hereafter in the possession, custody, safekeeping or control of the Lender or any entity under the control of the Lender (including a Lender affiliate) or in transit to any of them.  At any time after the occurrence and during the continuance of an Event of Default, without demand or notice, the Lender may set off the same or any part thereof and apply the same to any liability or obligation of the Loan Parties even though.

12.10     Cooperation of the Loan Parties.  If necessary, each Loan Party agrees to (i) execute any documents reasonably required or desirable to effectuate and acknowledge each assignment of the Term Loans to an assignee in accordance with Section 12.1, (ii) make such Loan Party’s management available to meet with the Lender and prospective participants and assignees of the Term Loans, and (iii) assist the Lender in the preparation of information relating to the financial affairs of such Loan Party as any prospective participant or assignee of the Term Loans reasonably may request. Subject to the provisions of Section 12.8, each Loan Party authorizes Lender to disclose to any prospective participant or assignee of the Term Loans, any and all information in the Lender’s possession concerning the Loan Parties and their financial affairs which has been delivered to the Lender by or on behalf of the Loan Parties pursuant to this Agreement.

13.          DEFINITIONS

13.1       Definitions.  As used in this Agreement, the following terms have the following meanings:

“Additional Equity Raise Target Amount” is defined in Section 2.7(b).

“AFR” means the annual applicable federal rate published by the Internal Revenue Service and adjusted quarterly.

“Agreement” is defined in the preamble hereof.

“Annual Projections” is defined in Section 6.2(a).

“Anti‑Terrorism Laws” are any laws relating to terrorism or money laundering, including Executive Order No. 13224 (effective September 24, 2001), the USA PATRIOT Act, the laws comprising or implementing the Bank Secrecy Act, and the laws administered by OFAC.

“Auto Now Loan” means that Loan dated February 9, 2023 from AutoNow Acceptance Co., LLC to AeroFlexx Packaging Company, LLC and the related guarantee of such loan by AeroFlexx, LLC.

“Blocked Person” is any Person:  (a) listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224, (b) a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224, (c) a Person with which Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti‑Terrorism Law, (d) a Person that commits, threatens or conspires to commit or supports “terrorism” as defined in Executive Order No. 13224, or (e) a Person that is named a “specially designated national” or “blocked person” on the most current list published by OFAC or other similar list.

“Borrower” is defined in the preamble hereof.

“Business Day” is any day that is not a Saturday, Sunday or a day on which commercial banks in New York, New York are authorized or obligated by applicable law to close.

“Camber Road Lease” means that certain Lease Agreement dated August 11, 2022 by and between the Borrower and Camber Road Partners, Inc.

“Claims” are defined in Section 12.2.

“Code” is the Uniform Commercial Code, as the same may, from time to time, be enacted and in effect in the State of New York.

“Communication” is defined in Section 10.

“Compliance Certificate” is a certificate in the form attached hereto as Exhibit B.

“Contingent Obligation” is, for any Person, any direct or indirect liability, contingent or not, of that Person for (a) any indebtedness, lease, dividend, letter of credit or other obligation of another such as an obligation directly or indirectly guaranteed, endorsed, co‑made, discounted or sold with recourse by that Person, or for which that Person is directly or indirectly liable; (b) any obligations for undrawn letters of credit for the account of that Person; and (c) all obligations from any interest rate, currency or commodity swap agreement, interest rate cap or collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; but “Contingent Obligation” does not include endorsements in the ordinary course of business.  The amount of a Contingent Obligation is the stated or determined amount of the primary obligation for which the Contingent Obligation is made or, if not determinable, the maximum reasonably anticipated liability for it determined by the Person in good faith; but the amount may not exceed the maximum of the obligations under any guarantee or other support arrangement.

“Copyrights” are any and all copyright rights, copyright applications, copyright registrations and like protections in each work or authorship and derivative work thereof, whether published or unpublished and whether or not the same also constitutes a trade secret.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Default Rate” is defined in Section 2.3(b).

“Disbursement Letter” is that certain form attached hereto as Exhibit A.

“Disqualified Capital Stock” means any equity interests that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event, (a) matures or is mandatorily redeemable for any consideration other than other equity interests (which would not constitute Disqualified Capital Stock), pursuant to a sinking fund obligation or otherwise, or (b) is convertible or exchangeable for Indebtedness or redeemable for any consideration other than other equity interests (which would not constitute Disqualified Capital Stock) at the option of the holder thereof, in whole or in part, in each case, prior to the date that is ninety-one (91) days after the Maturity Date.

“Dollars,” “dollars” and “$” each mean lawful money of the United States.

“Effective Date” is defined in the preamble of this Agreement.

“Equity Deficit” is defined in Section 2.7(b).

“ERISA” is the Employee Retirement Income Security Act of 1974, as amended, and its regulations.

“Event of Default” is defined in Section 8.

“Exchange Act” is defined in Section 6.2(a)(v).

“Existing Term Loan” is defined in the preamble of this Agreement.

“FATCA” means Sections 1471 through 1474 of the IRC, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the IRC and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the IRC.

“Funding Date” is defined in Section 2.2(c).

“Funding Notice” is defined in Section 2.2(c).

“GAAP” is generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other Person as may be approved by a significant segment of the accounting profession in the United States, which are applicable to the circumstances as of the date of determination.

 “Governmental Approval” is any consent, authorization, approval, order, license, franchise, permit, certificate, accreditation, registration, filing or notice, of, issued by, from or to, or other act by or in respect of, any Governmental Authority.

“Governmental Authority” is any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self‑regulatory organization.

“Guarantor” is defined in the preamble hereof.

“Indebtedness” is (a) indebtedness for borrowed money or the deferred price of property or services, such as reimbursement and other obligations for surety bonds and letters of credit, (b) obligations evidenced by notes, bonds, debentures or similar instruments, (c) capital lease obligations, (d) Contingent Obligations, (e) all Disqualified Capital Stock, (f) all Indebtedness (as defined in the other clauses of this definition) of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) a Lien on any property of such Person, whether or not such Indebtedness is assumed by such Person, and (g) all guarantees of such Person with respect to any Indebtedness (as defined in the other clauses of this definition).

“Indemnified Person” is defined in Section 12.2.

“Indemnified Taxes” is defined in Section 2.6.

“Insolvency Proceeding” is any proceeding by or against any Person under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

“Insolvent” means not Solvent.

“Intellectual Property” means all of the Loan Parties’ right, title and interest in and to the following:

(a)         its Copyrights, Trademarks and Patents;

(b)         any and all trade secrets and trade secret rights, including, without limitation, any rights to unpatented inventions, know‑how, operating manuals;

(c)         any and all source code;

(d)         any and all design rights which may be available to the Loan Parties;

(e)         any and all claims for damages by way of past, present and future infringement of any of the foregoing, with the right, but not the obligation, to sue for and collect such damages for said use or infringement of the Intellectual Property rights identified above; and

(f)          all amendments, renewals and extensions of any of the Copyrights, Trademarks or Patents.

 “Inventory” is all “inventory” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products, including without limitation such inventory as is temporarily out of any Person’s custody or possession or in transit and including any returned goods and any documents of title representing any of the above.

“Investment” is any beneficial ownership interest in any Indebtedness or any Person (including stock, partnership interest or other securities), and any loan, advance, payment or capital contribution to any Person.

“IRC” means the U.S. Internal Revenue Code of 1986, as amended.

“Lender” means the Initial Lender and each assignee that becomes a party to this Agreement pursuant to Section 12.1.

“Lender’s Expenses” are (a) all fees and expenses, costs, and expenses (including reasonable and documented out-of-pocket attorneys’ fees and expenses, as well as appraisal fees, fees incurred on account of lien searches, inspection fees, and filing fees) for preparing, amending, negotiating and administering or otherwise incurred by the Lender in connection with the Loan Documents and any documents executed or to be executed in connection with the Loan Documents, including, without limitation, all diligence the Lender conducts in connection with the Loan Documents and such other documents (including, without limitation, all diligence related to the intellectual property (including any licenses related thereto) of the Loan Parties and any litigation or claims related to any such intellectual property), and (b) all fees and expenses, costs, and expenses (including reasonable and documented out-of-pocket attorneys’ fees and expenses, as well as appraisal fees, fees incurred on account of lien searches, inspection fees, and filing fees) for defending and enforcing the Loan Documents and such other documents (including, without limitation, those incurred in connection with appeals or Insolvency Proceedings) or otherwise incurred by the Lender in connection with the Loan Documents or such other documents.

“Lien” is a claim, mortgage, deed of trust, levy, charge, pledge, security interest, or other encumbrance of any kind, whether voluntarily incurred or arising by operation of law or otherwise against any property.

“Loan Documents” are, collectively, this Agreement, each Compliance Certificate, the Disbursement Letter, any subordination agreements, any note, or notes executed by the Borrower, and any other present or future agreement entered into by the Loan Parties for the benefit of the Lender in connection with this Agreement; all as amended, restated, or otherwise modified.

“Loan Party” is defined in the preamble hereof.

“Loan Party’s Books” are the Loan Party’s books and records including ledgers, federal, and state tax returns, records regarding such Loan Party’s assets or liabilities, business operations or financial condition, and all computer programs or storage or any equipment containing such information.

“Mandatory Conversion” is defined in Section 2.7(b).

“Material Adverse Change” is (a) a material adverse change in the business, operations or condition (financial or otherwise), or assets of the Loan Parties; or (b) a material impairment of the prospect of repayment of any portion of the Obligations.

“Maturity Date” is the earliest to occur of: (a) December 31, 2026 or (b) the sale, transfer or other disposition all or substantially all of the Borrower’s assets, or all or substantially all of the stock of the Borrower.

“New Term Loan” is defined in Section 2.2(a).

“Next Equity Securities” means the type of equity securities of the Borrower issued in a Qualified Financing.

“Obligations” are all of the Borrower’s obligations to pay when due any debts, principal, interest (including any interest accruing after the commencing of an Insolvency Proceeding), the Lender’s Expenses and other amounts the Borrower owes the Lender now or later, in connection with, related to, following, or arising from, out of or under, this Agreement or, the other Loan Documents, or otherwise, and including interest accruing after Insolvency Proceedings begin (whether or not allowed) and debts, liabilities, or obligations of the Borrower assigned to the Lender, and the performance of the Borrower’s duties under the Loan Documents.

“OFAC” is the U.S. Department of Treasury Office of Foreign Assets Control.

“OFAC Lists” are, collectively, the Specially Designated Nationals and Blocked Persons List maintained by OFAC pursuant to Executive Order No. 13224, 66 Fed. Reg. 49079 (Sept. 25, 2001) and/or any other list of terrorists or other restricted Persons maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable Executive Orders.

“Operating Documents” are, for any Person, such Person’s formation documents, as certified by the Secretary of State (or equivalent agency) of such Person’s jurisdiction of organization on a date that is no earlier than thirty (30) days prior to the Effective Date, and, (a) if such Person is a corporation, its bylaws in current form, (b) if such Person is a limited liability company, its limited liability company agreement (or similar agreement), and (c) if such Person is a partnership, its partnership agreement (or similar agreement), each of the foregoing with all current amendments or modifications thereto.

“Optional Conversion” is defined in Section 2.7(a).

“Outstanding Loan Amount” is defined in the preamble of this Agreement.

“Patents” means all patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same.

“Permitted Indebtedness” is:

(a)          Indebtedness of the Borrower owing to the Lender under this Agreement and the other Loan Documents;

(b)         The Camber Road Lease and other Indebtedness existing on the Effective Date and disclosed on Schedule 7.3;

(c)          unsecured Indebtedness to trade creditors incurred in the ordinary course of business;

(d)         Subordinated Debt in an aggregate principal amount not to exceed Two Million Dollars ($2,000,000);

(e)        Indebtedness consisting of capitalized lease obligations or purchase money Indebtedness, in each case incurred by any Loan Party to finance the acquisition, repair, improvement or construction of fixed or capital assets of such person, provided that (i) the aggregate outstanding principal amount of all such Indebtedness does not exceed Two Million Dollars ($2,000,000) at any time and (ii) the principal amount of such Indebtedness does not exceed the net book value of the property so acquired or built or of such repairs or improvements financed with such Indebtedness (each measured at the time of such acquisition, repair, improvement or construction is made); and

(f)          Indebtedness among the Loan Parties.

“Permitted Investments” are:

(a)          Investments disclosed on Schedule 5.7 and existing on the Effective Date;

(b)         Investments consisting of cash and cash equivalents;

(c)         Repurchases of equity interests from former employees, directors, or consultants of any Loan Party under the terms of applicable equity repurchase agreements (i) in an individual amount not to exceed Two Hundred Thousand Dollars ($200,000) and an aggregate amount not to exceed Five Hundred Thousand Dollars ($500,000) in any fiscal year, provided that no Default or Event of Default has occurred, is continuing or would exist after giving effect to the repurchases, or (ii) in any amount where the consideration for the repurchase is the cancellation of indebtedness owed by such former employees, directors or consultants to such Loan Party;

(d)         Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business of the Loan Parties;

(e)          Investments consisting of deposit accounts and securities accounts; and

(f)         other Investments not to exceed in the aggregate Five Hundred Thousand Dollars ($500,000).

“Permitted Liens” are:

(a)         Liens existing on the Effective Date pursuant to the Camber Road Lease and other Liens existing on the Effective Date and disclosed on Schedule 7.4 or arising under this Agreement and the other Loan Documents;

(b)         Liens for taxes, fees, assessments or other government charges or levies, either (i) not delinquent or (ii) being contested in good faith and for which such Loan Party maintains adequate reserves on its Bookssts;

(c)         Liens securing Indebtedness permitted under clause (e) of the definition of Permitted Indebtedness, provided that (i) such liens exist prior to the acquisition of, or attach substantially simultaneous with, or within twenty (20) days after the, acquisition, lease, repair, improvement or construction of, such property financed or leased by such Indebtedness and (ii) such liens do not extend to any property of such Loan Party other than the property (and proceeds thereof) acquired, leased or built, or the improvements or repairs, financed by such Indebtedness;

(d)        Liens of carriers, warehousemen, suppliers, or other Persons that are possessory in nature arising in the ordinary course of business so long as such Liens attach only to Inventory, securing liabilities in the aggregate amount not to exceed One Million Dollars ($1,000,000), and which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto;

(e)         Liens to secure payment of workers’ compensation, employment insurance, old‑age pensions, social security and other like obligations incurred in the ordinary course of business (other than Liens imposed by ERISA);

(f)          Liens incurred in the extension, renewal or refinancing of the indebtedness secured by Liens described in (a) through (d), but any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness may not increase; and

(g)         banker’s liens, rights of setoff and Liens in favor of financial institutions incurred in the ordinary course of business arising in connection with such Loan Party’s deposit accounts or securities accounts held at such institutions solely to secure payment of fees and similar costs and expenses.

“Person” is any individual, sole proprietorship, partnership, limited liability company, joint venture, company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.

“Qualified Financing” means the next sale by the Borrower of Next Equity Securities in a bona fide equity financing following the date of this Agreement which is primarily for investment purposes and not made primarily in connection with a strategic arrangement.

“Registered Organization” is any “registered organization” as defined in the Code with such additions to such term as may hereafter be made.

“Requirement of Law” is as to any Person, the organizational or governing documents of such Person, and any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” is any of the Chief Executive Officer, Chief Financial Officer or any other officer authorized in writing to the Lender by either the Chief Executive Officer or the Chief Financial Officer, of the Borrower acting alone.

“Shares” means any and all of the equity interests owned by the Loan Parties in any Person listed on Schedule 5.7, together with all certificates (if any) evidencing the same.

“Solvent” is, with respect to any Person: the fair salable value of such Person’s consolidated assets (including goodwill minus disposition costs) exceeds the fair value of such Person’s liabilities; such Person is not left with unreasonably small capital after the transactions in this Agreement; and such Person is able to pay its debts (including trade debts) as they mature.

“Subsidiary” is, with respect to any Person, any Person of which more than fifty percent (50%) of the voting stock or other equity interests (in the case of Persons other than corporations) is owned or controlled, directly or indirectly, by such Person or through one or more intermediaries.

“Subordinated Debt” is Indebtedness incurred by the Borrower subordinated to all Indebtedness of the Borrower to the Lender pursuant to a subordination, intercreditor, or other similar agreement in form and substance satisfactory to the Lender entered into among Lender, the Borrower, and the other creditor, on terms acceptable to the Lender and prior to the incurrence of such Indebtedness.

“Taxes” is defined in Section 2.6.

“Term Loans” is defined in Section 2.2(a).

“Trademarks” means any trademark and servicemark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of the Loan Parties connected with and symbolized by such trademarks.

“Transfer” is defined in Section 7.1.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the Effective Date.

BORROWER:

AEROFLEX, LLC,
a Delaware limited liability company, as the Borrower

By:	/s/ Andrew Meyer
Name:	Andrew Meyer
Title:	CEO

GUARANTOR:

AEROFLEXX PACKAGING COMPANY, LLC,
a Delaware limited liability company, as a Guarantor

By:	/s/ Andrew Meyer
Name:	Andrew Meyer
Title:	CEO

INNVENTURE LLC,
a Delaware limited liability company, as the Lender

By:	/s/ Gregory W. Haskell
Name:	Gregory W. Haskell
Title:	CEO